Exhibit 99.1

Yongye International Provides Update on Status of Proposed Go Private Offer

BEIJING, May 17, 2013 /PRNewswire-FirstCall/ -- Yongye International, Inc. (NASDAQ: YONG) ("Yongye" or the "Company"), a leading developer, manufacturer, and distributor of crop nutrient products in the People's Republic of China, today announced that, on May 16, 2013, the special committee (the "Special Committee") of the board of directors (the "Board of Directors") was provided a letter (the "Letter") issued by Abax Global Capital (Hong Kong) Limited ("Abax") to Full Alliance International Limited ("Full Alliance"). The Letter, dated as of May 15, 2013, informs Full Alliance that Abax remains interested in pursuing the proposed going private transaction described in the proposal letter delivered to the Board of Directors on October 15, 2012, on the terms and conditions as outlined in the amended and restated financing commitment letter (the "Commitment Letter") issued by Abax to Full Alliance on April 1, 2013, and as amended on April 16, 2013, which expired on May 15, 2013. According to the Letter, Abax continues to be focused on this transaction and will re-engage in the going private transaction as soon as the trading suspension is lifted. Please refer to the enclosed Exhibit A for a copy of the Letter., Inc.

As a reminder, no decisions have been made by the Special Committee with respect to the Company's response to the proposed going private transaction. There can be no assurance that any definitive offer will be made, that any agreement will be executed, or that this or any other transaction will be approved or consummated.

About Yongye International

Yongye International, Inc. is a leading crop nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye's principal product is a liquid crop nutrient, from which the Company derived substantially all of the sales in 2012. The Company also produces powder animal nutrient product which is mainly used for dairy cows. Both products are sold under the trade name "Shengmingsu," which means "life essential" in Chinese. The Company's patented formula utilizes fulvic acid as the primary compound base and is combined with various micro and macro nutrients that are essential for the health of the crops. The Company sells its products primarily to provincial level distributors, who sell to the end-users either directly or indirectly through county-level and village-level distributors. For more information, please visit the Company's website at www.yongyeintl.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this announcement may be viewed as "forward-looking statements" within the meaning of Section 27A of U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Act of 1934, as amended.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements.  The accuracy of these statements may be affected by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated.  The Company undertakes no ongoing obligation, other than that imposed by law, to update these statements.

Exhibit A

May 15, 2013

Full Alliance International Limited

c/o Suite 608, Xueyuan International Tower

No. 1 Zhichun Road

Haidian District

Beijing, China 100083

Attention:	Mr. Zishen Wu

Ms. Xingmei Zhong

Ladies and Gentlemen:

Reference is made to the financing commitment letter, dated December 28, 2012, which was amended and restated on April 1, 2013 and further amended on April 16, 2013 (the "Commitment Letter"), issued to Full Alliance International Limited ("Holdco" or "you") by Abax Global Capital (Hong Kong) Limited, on behalf of funds managed and/or advised by it and its nominee entities and its and their affiliates ("Abax" or "we"), in connection with the proposed going private transaction relating to Yongye International, Inc. (the "Company").

We would like to inform you that Abax remains interested in pursuing the proposed going private transaction described in the proposal letter delivered to the Board of Directors of the Company on October 15, 2012 on the terms and conditions as outlined in our Commitment Letter.

Abax continues to be focused on this transaction and will re-engage in the going private transaction as soon as the trading suspension is lifted.

Should you have any questions regarding the foregoing, please do not hesitate to contact us. We look forward to progressing on the transaction.

Very truly yours,

ABAX GLOBAL CAPITAL (HONG KONG) LIMITED

By:	/s/ Donald Yang
Name:	Donald Yang
Title:	Managing Partner and Chief Investment Officer

Contacts:

Yongye International

Ms. Kelly Wang

Finance Director – Capital Markets

Phone: +86-10-8231-9608; +86-10-8232-8866 x 8827

E-mail: ir@yongyeintl.com

FTI Consulting

Mr. John Capodanno

Phone: +1-212-850-5705

E-mail: john.capodanno@fticonsulting.com

Ms. May Shen

Phone: +86 10 8591 1951

Email: may.shen@fticonsulting.com